Exhibit 2.4

OPERATING AGREEMENT

OF

[PROPERTY LLC]

THIS OPERATING AGREEMENT of [PROPERTY LLC], a Delaware limited liability company (the “Company”), is made as of [DATE] by and between the Company, Building Bits Properties I, LLC (the “Member”), and BuildingBits Asset Management, LLC (the “Manager”).

1.	FORMATION

1.1           Name. The name of this limited liability company is [PROPERTY LLC].

1.2           Articles of Organization. Articles of organization for the Company were filed with the Secretary of State for the state of Delaware on [DATE].

1.3           Duration. The Company will exist until dissolved as provided in this agreement.

1.4           Principal Office. The Company’s principal office will initially be at 45 NW 10th Ave, Suite 306, Portland, OR 97209, but may be relocated by the Manager at any time.

1.5           Designated Office and Agent for Service of Process. The Company's initial designated office will be at                                                                                , and the name of its initial agent for service of process at that address will be                                                           . The Company’s designated office and its agent for service of process may only be changed by filing notice of the change with the Secretary of State of the state in which the articles of organization of the Company were filed.

1.6           Purposes and Powers. The Company is formed for the purpose of engaging in any lawful business that a limited liability company may engage in under the Delaware Limited Liability Company Act (the “Act”). The Company has the power to do all things necessary, incident, or in furtherance of that business.

1.7           Title to Assets. Title to all assets of the Company will be held in the name of the Company. The Member does not have any right to the assets of the Company or any ownership interest in those assets except indirectly as a result of the Member’s ownership of an interest in the Company.

2.	MEMBER

2.1           Name and Address. The name and address of the sole member of the Company is Building Bits Properties I, LLC.

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2.2           Termination of Member's Interest. The Member will cease to be a member of the Company upon the Member's death, incompetency, or bankruptcy, or upon assignment of the Member's entire membership interest. Unless there are one or more other members of the Company, the person who is the holder of the Member's interest immediately after the Member ceases to be a member will become a member. If there are one or more other members of the Company at the time the Member ceases to be a member, the person who is the holder of the Member's interest immediately after the Member ceases to be a member will become a member only with the consent of the other member or members.

2.3           Additional Members. Except for the holder of a member's interest who becomes a member under the provisions of the section of this agreement relating to termination of member's interest, additional members of the Company may be admitted only by written agreement of the Member and the additional members.

3.	CAPITAL

3.1           Initial Capital Contribution. The Member has contributed to the Company the assets as reflected on the books of the Company and has obtained the Membership Interest described on Exhibit A. The Member may contribute additional cash and other assets to the Company as the Members and the Company may agree. No person shall have the right to enforce any obligation of the Member to contribute capital to the Company.

3.2           Additional Contributions. Except as otherwise provided in the Act, the Member is not required to contribute additional capital to the Company. But the Member may make additional capital contributions to the Company from time to time as the Member wishes.

3.3           No Interest on Capital Contributions. No interest will be paid on capital contributions.

3.4           Capital Account. A capital account will be maintained for the Member. The Member's capital account will be credited with all capital contributions made by the Member and with all income and gain (including any income exempt from federal income tax) of the Company, and the Member’s capital account will be charged with the amount of all distributions made to the Member and with all losses and deductions (including deductions attributable to tax- exempt income) of the Company.

4.	PROFITS AND LOSSES AND DISTRIBUTIONS

4.1           Profits and Losses. The entire net profit or net loss of the Company for each fiscal year will be allocated to the Member and must be reported by the Member on all federal, state, and local income and other tax returns required to be filed by the Member.

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4.2           Distributions. Subject to the restrictions governing distributions under the Act, distributions of cash or property may be made from time to time by the Company to the Member, as the Manager directs. But the assets of the Company may not be used to pay the separate expenses of the Member, to make personal investments for the account of the Member, or for any other purpose not related to the business of the Company.

5.	ADMINISTRATION OF COMPANY BUSINESS

5.1           Management by Manager. The management of the business and affairs of the Company shall be vested in its Manager. The initial Manager of the Company is BuildingBits Asset Management, LLC, with Alexander Aginsky and Andei Zverev authorized to act for the Manager. Actions by the Manager relating to the management of the Company may be memorialized in written resolutions signed by the Manager, but written resolutions are not required to authorize action by the Manager.

5.2           Duties. The Manager shall carry out its duties in accordance with the contractual obligation of good faith and fair dealing. The Manager shall have no fiduciary duties to the Company or to the Member.

5.3           Term. The Manager shall hold office until its resignation, becomes bankrupt, or is removed by the Member.

5.4           Transactions Between the Company and its Manager. The Manager may cause the Company to contract and deal with the Manager, or any person or entity affiliated with the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from arm’s length parties or is approved by the Member in writing.

5.5           Compensation and Reimbursement. The Manager is not entitled to the payment of any salary or other compensation for services provided to the Company. The Manager is, however, entitled to reimbursement from the Company for reasonable expenses incurred on behalf of the Company, including expenses incurred in the formation, dissolution, and liquidation of the Company.

6.	ACCOUNTING AND RECORDS

6.1           Books and Records. The Company may keep such books and records relating to the operation of the Company as are appropriate and adequate for the Company's business. The books and records are to be available for inspection by the Member at the principal office of the Company.

6.2           Separate Accounts. The funds, assets, properties, and accounts of the Company must be maintained separately, and may not be commingled with those of the Member, Manager or any other person.

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6.3           Fiscal Year. The fiscal year of the Company will be the calendar year.

7.	DISSOLUTION AND WINDING UP

7.1           Events of Dissolution. The Company will dissolve upon the earlier of

(a) approval of dissolution by the Manager or (b) such time as the Company has no members. Neither the death, incompetency, or bankruptcy of the Member nor the assignment of the Member's entire membership interest will dissolve the Company.

7.2           Winding Up and Liquidation. Upon the dissolution of the Company, the affairs of the Company must be wound up by the Manager. If the affairs of the Company are to be wound up, a full account must be taken of the assets and liabilities of the Company, and the assets of the Company must then be promptly liquidated. The proceeds must first be paid to creditors of the Company in satisfaction of all liabilities and obligations of the Company, including, to the extent permitted by law, liabilities and obligations owed to the Member as a creditor. Any remaining proceeds may then be distributed to the Member. Property of the Company may be distributed in kind in the process of winding up and liquidation.

7.3           Negative Capital Account. If the Member has a negative balance in the Member's capital account upon liquidation of the Company, the Member will have no obligation to make any contribution to the capital of the Company to make up the deficit, and the deficit will not be considered a debt owed to the Company or any other person for any purpose.

8.	INDEMNIFICATION AND LIABILITY LIMITATION

8.1           Indemnification. The Company must indemnify the Manager to the fullest extent permissible under the laws of Delaware, as the same exists or may hereafter be amended, against all liability, loss, and costs (including, without limitation, attorneys’ fees) incurred or suffered by the Manager by reason of or arising from the fact that the Manager is or was a manager of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust, benefit plan, or other enterprise. The Company may, by action of the Manager, provide indemnification to employees and agents of the Company who are not members. The indemnification provided in this section will not be exclusive of any other rights to which any person may be entitled under any statute, agreement, resolution of the Member, contract, or otherwise.

8.2           Limitation of Liability. Neither the Member nor the Manager shall be liable to the Company for monetary damages resulting from the Member’s or Manager’s conduct except to the extent that the Act, as it now exists or may be amended in the future, prohibits the elimination or limitation of liability of members or managers of limited liability companies. No repeal or amendment of this section or of the Act will adversely affect any right or protection of the Member or Manager for actions or omissions prior to the repeal or amendment.

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9.	MISCELLANEOUS PROVISIONS

9.1           Amendment. The Manager may amend or repeal all or part of this agreement by written instrument with written approval of the Member.

9.2           Governing Law. This agreement will be governed by the laws of the state of Delaware.

9.3           Severability. If any provision of this agreement is invalid or unenforceable, it will not affect the remaining provisions.

The parties hereto have executed this Operating Agreement as of the date first set forth above.

By:		By:
	Building Bits Properties I, LLC		BuidlingBits Asset Management, LLC

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EXHIBIT A